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                                                                    EXHIBIT 8.1


October 3, 1997


HydroChem Industrial Services, Inc.
HydroChem International, Inc.
6210 Rothway
Houston, Texas 77040

Re: Offer by HydroChem Industrial Services, Inc. and HydroChem International, Inc. to exchange 10 3/8% Series B Senior Subordinated Notes due 2007 and the Guarantee thereof for any and all of 10 3/8% Series A Senior Subordinated Notes Due 2007 and the Guarantees thereof

Ladies and Gentlemen:

We have acted as special counsel to HydroChem Industrial Services, Inc. (the "COMPANY") and its subsidiary HydroChem International, Inc. (the "GUARANTOR"), in connection with the offer (the "EXCHANGE OFFER") to exchange the 10 3/8% Series B Senior Subordinated Notes Due 2007 and the Guarantee thereof (the "EXCHANGE NOTES") for any and all outstanding 10 3/8% Series A Senior Subordinated Notes Due 2007 and the Guarantees thereof (the "PRIVATE NOTES").

You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 25, 1997 (the "REGISTRATION STATEMENT"), and such other documents as we deemed necessary.

On the basis of the foregoing, it is our opinion that the exchange of the Private Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes and therefore, is not a taxable transaction for such purposes.

The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or

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HydroChem Industrial Services, Inc.
October 3, 1997
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proposed thereunder, current positions of the Internal Revenue Service (the
"IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions, and other applicable authorities. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS. We express no opinion concerning any United States federal income tax consequences of the Exchange Offer except as expressly set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the summarization of this opinion under the section titled "Certain Federal Income Tax Considerations" in the Registration Statement.

Very truly yours,




Haynes and Boone, LLP